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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                                                                 SEC FILE NUMBER
                           NOTIFICATION OF LATE FILING               1-11356
                                                                 _______________

(Check One): /X/Form 10-K / /Form 20-F / /Form 11-K  / /Form 10-Q / /Form N-SAR

                  For Period Ended: December 31, 1998
                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR
                  For the Transition Period Ended:______________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________

PART I - REGISTRANT INFORMATION

CMAC Investment Corporation
________________________________________________________________________________
Full Name of Registrant

________________________________________________________________________________
Former Name if Applicable

1601 Market Street
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

Philadelphia, PA 19103
________________________________________________________________________________
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         CMAC Investment Corporation, a Delaware corporation (the "Company"), has filed with the Securities and Exchange Commission a joint proxy statement/prospectus (the "Joint Proxy") on Schedule 14A with respect to a merger between the Company and Amerin Corporation. We are awaiting staff clearance of comments on the Joint Proxy and on documents incorporated by reference therein, including the Company's Form 10-K for the fiscal year ended December 31, 1998.
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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Howard S. Yaruss       215                        564-6600
________________________________________________________________________________
         (Name)          (Area Code)              (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                              /X/Yes     / /No
________________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              / /Yes     /X/No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.





________________________________________________________________________________

                          CMAC Investment Corporation.
________________________________________________________________________________

                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: April 1, 1999                           By: /s/ Howard S. Yaruss
      -----------------------------           ---------------------------------
                                              Senior Vice President and General
                                              Counsel

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION
            INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
               FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).